PHOENIX®

Phoenix Life Insurance Company ("Phoenix" or "Company")
One American Row
PO Box 5056
Hartford CT 06102-5056
(COLI Administration H-G)

Master Application

Section I - Business Entity

Business Entity Name	Business Entity Type ☐ Corporation ☐ Other	Tax Identification Number
Address (Include Street, City, State and ZIP Code)	Email Address	

Section II - Ownership *(Choose one)*

☐ A. Business Entity is Owner of all policies
☐ B. Other Owner as indicated on Insured's Application
☐ C. Trust (Complete Trust Information)

Trust Information
Name of Trust ______________ Trust Tax ID ______________
State where Trust established ______________
Trust Date ______________

Section III - Beneficiary *(Choose one of the following)*

☐ A. Business Entity ☐ Check if subject to Split Dollar Agreement
☐ B. Beneficiary Specified on Insured's Application
☐ C. Trust specified in Section II

Section IV – Coverage Applied For

☐ A. As designated on Insured's Application (skip to Riders below)
☐ B. Specified as follows:

Plan of Insurance
☐ Phoenix Executive VUL
☐ Phoenix Executive UL
☐ Other

If "Other" is selected, skip the remainder of this Section and Complete Sections V, VII, VIII, and Alternative Section IX.

Face Amount
$ ______________

Death Benefit Option: (check one) if none checked, Option A will apply.
☐ Option A: Level
☐ Option B: Increasing
☐ Option C: Specified Face and Accumulated Premiums Net of Distributions
☐ Other ______________

Life Insurance Qualification Test: (check one) if none checked, Cash Value Accumulation Test will apply.
☐ Guideline Premium Test
☐ Cash Value Accumulation Test

Riders

☐ Level Term Rider
Face Amount
$ ______________
☐ Other ______________
☐ Other ______________

Section V – Special Request

Temporary Money Market Allocation

For Variable Life Policies Only
In the state of New York, if you are replacing your policy and prefer to temporarily allocate your premiums to the Money Market investment options until the end of the Right to Return This Policy period, as stated in the policy, please check this box. ☐

Section VI - Suitability

This section applies ONLY to variable life insurance products:

Do you understand that the Death Benefit may be variable or fixed under certain conditions and the Death Benefit and Cash Values under any Variable Policy may increase or decrease in amount or duration or even be exhausted to zero based on the investment experience of the underlying investment options? ☐ **Yes** ☐ **No**

Do you believe that the variable life policy you are purchasing is suitable to meet your financial objectives? ☐ **Yes** ☐ **No**

My signature in the Signature section of this application acknowledges that (a) I understand that a variable life insurance policy is not an appropriate investment vehicle for a short term trading strategy or short term savings and (b) I confirm that I have received the prospectus for the variable life policy I am purchasing.

Illustrations of benefits including death benefits, policy values and cash surrender values are available on request.

Section VII - Mode of Premium Payment

☐ Annual ☐ Semi-Annual ☐ Quarterly

Multiple Billing Option - Give # or Details

☐ List Bill

☐ Other ____________________

Send additional premium notices to:

Name (First, Middle, Last) ____________________

Street Address ____________________

City ____________________ State ______ ZIP Code ______ Relationship to Owner ____________________

Section VIII – Existing Life Insurance

☐ Yes ☐ No 1. Are there any life insurance policies or annuity contracts, owned by, or on the life of, the applicant(s) or the insured(s) or the owner(s) or the annuitant?

☐ Yes ☐ No 2. With this policy, do you plan to replace (in whole or in part) now or in the future any existing life insurance or annuity contract in force with this policy?

☐ Yes ☐ No 3. Do you plan to utilize values from any existing life insurance policy or annuity contract (through loans, surrenders or otherwise) to pay any initial or subsequent premium(s) for this policy?

For all "Yes" answers above, please provide the following information. **If no coverage in force, check here** ☐

Company	Issue Date (mm/yyyy)	Plan	Amount	Pers/Bus	Replacing
			$	☐ ☐	☐ ☐
			$	☐ ☐	☐ ☐
			$	☐ ☐	☐ ☐
	Total Life Insurance in force		$		

Section IX – Statement of Business Entity

The undersigned on behalf of the Business Entity affirms as follows:

I have reviewed the information contained on the life insurance application(s) of the insured(s) and certify that the information contained therein is true and complete to the best of my knowledge. (As used herein, "insured" means each insured or all insureds, as the context may require.)

I have reviewed this application, and I hereby verify that all information given here is true and complete and has been correctly recorded to the best of my knowledge and belief.

I agree that this Master Application and each insured's Life Insurance Application shall form a part of any policy issued, and further agree that no insurance shall take effect unless and until each of the following has occurred: 1) the policy has been issued by Phoenix; 2) the premium required for issuance of the policy has been paid in full during the lifetime of the insured; 3) all the representations made in the Master Application and the insured's Life Insurance Application remain true, complete and accurate as of the date the policy is delivered; 4) the insured is alive when the policy is delivered; and 5) as of the date of delivery of the policy, there has been no change in the health of the proposed insured that would change the answers to any of the questions in the insured's Life Insurance Application.

Policyholder acknowledges that it has reviewed the requirements of Internal Revenue Code section 101(j) with independent legal counsel; that the new insured has been provided with written notice, as required in section 101(j), and has provided written consent to be insured prior to the issuance of the policy; that the new insured falls within one of the exceptions stated in section 101(j) for exclusion from gross income for amounts payable by reason of death; and that the policyholder is solely responsible for ensuring that it complies with all requirements related to the life insurance policies.

Under penalties of perjury, the policyholder certifies that: a) the number shown on this form is its correct taxpayer identification number; and b) it is not subject to backup withholding because: 1) it is exempt from backup withholding; or 2) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding; or 3) the IRS has notified it that it is no longer subject to backup withholding.

I understand that 1) no statement made to, or information acquired by any Licensed Producer who takes this application, shall bind the Company unless stated in any parts to this application and 2) the Licensed Producer has no authority to make, modify, alter or discharge any contract thereby applied for.

In case of discrepancy between this Master Application and the insured's application, (a) the insured's application shall be controlling if the owner is other than the Business Entity or a Trust as indicated in Section II, or (b) this Master Application shall be controlling if the owner is the Business Entity or Trust as indicated in Section II.

Business Entity Representative (Owner/Corporate Officer/Partner/Trustee)	State Signed In	Witness (Must be signed in presence of Owner)	Date (mm/dd/yyyy)

The Producer hereby confirms that he/she has truly and accurately recorded on the application the information supplied by the Owner(s), and that he/she is qualified and authorized to discuss the contract herein applied for.

Lic. Agt./Reg. Rep.'s Signature	Date	Lic. Agt./Reg. Rep.'s ID No.

Broker/Dealer Name and Address	Broker/Dealer No.